EXHIBIT 2.1

SHARE EXCHANGE AGREEMENT

Among

RESOLUTION 1, INC.,

THE STOCKHOLDERS OF RESOLUTION 1, INC.

And

flooidCX CORP.

dated as of

May 17, 2019

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This Share Exchange Agreement (this “Agreement”), dated as of May 17, 2019, is entered into among RESOLUTION 1, INC., a Delaware corporation (the “Company”), the majority stockholders of the Company (“Sellers”), and flooidCX Corp., a Nevada corporation (“Buyer”). Capitalized terms used in this Agreement have the meanings given to such terms herein.

RECITALS

WHEREAS, Sellers own a majority of the 30,000,000 issued and outstanding shares, $0.0001 par value (the “Shares”), in the Company; and

WHEREAS, each of Sellers has appointed Richard Hue as his/her/its representative with respect to this transaction and will execute a Joinder Agreement pursuant to which each shall agree to the terms and conditions of this Agreement; and

WHEREAS, Buyer desires to acquire 100% of the total issued and outstanding shares of the Company in exchange for 10,000,000 shares of Buyer’s common stock (the “Exchange Shares”) so that the Company will become a wholly-owned subsidiary of Buyer in a tax-free exchange under Section 368(a)(1)(B) of the Internal Revenue Code (the “Share Exchange”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

SHARE EXCHANGE

Section 1.01 The Share Exchange. Subject to the terms and conditions set forth herein, at the Closing (as hereinafter defined):

(a)	Buyer shall issue and deliver to those stockholders of the Company that have executed a Joinder Agreement a number of authorized but unissued shares of Buyer equal to one-third of the number of shares such stockholder owns of the Company, which shall not exceed 10,000,000 shares of Buyer in the aggregate; and

(b)	If applicable, such stockholders agree to deliver to Buyer duly endorsed certificates representing the Shares, free and clear of any mortgage, pledge, lien, charge, security interest, claim, community property interest, option, equitable interest, restriction of any kind (including any restriction on use, voting, transfer, receipt of income, or exercise of any other ownership attribute), or other encumbrance (each, an “Encumbrance”).

Section 1.02 Time and Place of Closing. The closing of the Share Exchange (the “Closing”) shall take place at the offices of simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”) at the offices of Doida Law Group LLC, or such other place or manner as the parties may mutually agree upon. The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. Eastern time on the Closing Date.

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Section 1.03 Effective Time. The Share Exchange shall become effective (the “Effective Time”) at such time as all of the conditions set forth in Article IV have been satisfied or waived by the parties hereto.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE COMPANY

Sellers and the Company represent and warrant to Buyer that the statements contained in this Article II are true and correct as of the date hereof. For purposes of this Article II, “Sellers’ knowledge,” “knowledge of Sellers,” and any similar phrases shall mean the actual or constructive knowledge of any director or officer of the Company, after due inquiry.

Section 2.01 Authority of Sellers. Each of the Sellers has full corporate power and authority to enter into this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery by Sellers of this Agreement, the performance by Sellers of their obligations hereunder, and the consummation by Sellers of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Sellers, if applicable. This Agreement constitutes a legal, valid, and binding obligation of Sellers enforceable against Sellers in accordance with its terms.

Section 2.02 Organization, Authority, and Qualification of the Company. The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the state of Delaware and has full corporate power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently conducted.

Section 2.03 Capitalization.

(a)	The authorized shares of the Company consist of 100,000,000 common shares, $0.0001 par value, of which 30,000,000 shares are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and nonassessable, and are owned of record and beneficially by Sellers, free and clear of all Encumbrances. Upon the transfer, assignment, and delivery of the Shares and payment therefor in accordance with the terms of this Agreement, Buyer shall own all of the Shares, free and clear of all Encumbrances.

(b)	All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement or commitment to which Sellers or the Company is a party or is subject to or in violation of any preemptive or similar rights of any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity (each, a “Person”).

(c)	There are no outstanding or authorized options, warrants, convertible securities, stock appreciation, phantom stock, profit participation, or other rights, agreements, or commitments relating to the shares of the Company or obligating Sellers or the Company to issue or sell any shares of, or any other interest in, the Company. There are no voting trusts, shareholder agreements, proxies, or other agreements in effect with respect to the voting or transfer of any of the Shares.

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Section 2.04 No Subsidiaries. The Company does not have, or have the right to acquire, an ownership interest in any other Person.

Section 2.05 No Conflicts or Consents. The execution, delivery, and performance by Sellers of this Agreement and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other governing documents of Sellers or the Company; (b) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, treaty, or other requirement of any Governmental Authority (collectively, “Law”) or any order, writ, judgment, injunction, decree, determination, penalty, or award entered by or with any Governmental Authority (“Governmental Order”) applicable to Sellers or the Company; (c) require the consent, notice, or filing with or other action by any Person or require any Permit, license, or Governmental Order; (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, or modify any contract, lease, deed, mortgage, license, instrument, note, indenture, joint venture, or any other agreement, commitment, or legally binding arrangement, whether written or oral (collectively, “Contracts”), to which Sellers or the Company is a party or by which Sellers or the Company is bound or to which any of their respective properties and assets are subject; or (e) result in the creation or imposition of any Encumbrance on any properties or assets of the Company.

Section 2.06 Undisclosed Liabilities. The Company has no liabilities, obligations, or commitments of any nature whatsoever, whether asserted, known, absolute, accrued, matured, or otherwise (collectively, “Liabilities”).

Section 2.07 Indebtedness; Contracts; No Defaults. The Company has no material instruments, agreements, indentures, mortgages, guarantees, notes, commitments, accommodations, letters of credit or other arrangements or understandings, whether written or oral, to which the Company is a party, other than indebtedness in an amount not to exceed $250,000.

Section 2.08 Real Property; Title to Assets. The Company does not have any ownership or leasehold (or subleasehold) interest in any real property

Section 2.09 Intellectual Property.

(a)	The term “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) issued patents and patent applications; (ii) trademarks, service marks, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing; (iii) copyrights, including all applications and registrations; (iv) trade secrets, know-how, inventions (whether or not patentable), technology, and other confidential and proprietary information and all rights therein; (v) internet domain names and social media accounts and pages; and (vi) other intellectual or industrial property and related proprietary rights, interests, and protections.

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(b)	Other than the domain name of “resolutionone.com,” the Company does not have any issued patents, registered trademarks, domain names or copyrights, or pending applications for any of the foregoing. The Company owns or has the valid and enforceable right to use all Intellectual Property used or held for use in or necessary for the conduct of the Company’s business as proposed to be conducted (the “Company Intellectual Property”), free and clear of all Encumbrances. All of the Company Intellectual Property is valid and enforceable. The Company has taken all reasonable and necessary steps to maintain and enforce the Company Intellectual Property.

(c)	The conduct of the Company’s business as currently and formerly conducted and as proposed to be conducted has not infringed, misappropriated, or otherwise violated and will not infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, or otherwise violated any Company Intellectual Property.

Section 2.10 Material Customers and Suppliers. The Company does not have customers or suppliers.

Section 2.11 Insurance. There are no current policies or binders of insurance maintained by the Company or any of the Sellers relating to the assets, business, operations, employees, officers, and directors of the Company.

Section 2.12 Legal Proceedings; Governmental Orders. There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity (collectively, “Actions”) pending or, to Sellers’ knowledge, threatened against or by the Company, any Seller, or any Affiliate of Seller: (i) relating to or affecting the Company or any of the Company’s properties or assets; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. There are no outstanding, and the Company is in compliance with all, Governmental Orders against, relating to, or affecting the Company or any of its properties or assets.

Section 2.13 Compliance with Laws; Permits. The Company has complied, and is now complying, with all Laws applicable to it or its business, properties, or assets. All permits, licenses, franchises, approvals, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities (collectively, “Permits”) in order for the Company to conduct its business have been obtained and are valid and in full force and effect.

Section 2.14 Employee Benefit Matters. The Company has never had any employees.

Section 2.15 Employment Matters. All compensation payable to all independent contractors or consultants of the Company for services performed on or prior to the Closing Date have been paid in full. The Company is and has been in compliance in all material respects with all applicable employment Laws and agreements regarding engagement and classification of independent contractors, payroll taxes, and immigration with respect to all independent contractors and contingent workers.

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Section 2.16 Taxes.

(a)	Since its inception, the Company has not generated any income from its operations. The Company has not filed any returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund) (collectively, “Tax Returns”) required to be filed by the Company on or before the date of this Agreement. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company. Sellers and the Company will cooperate with Buyer to file all delinquent Tax Returns. The term “Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto.

(b)	The Company has not been a member of an affiliated, combined, consolidated, or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local, or foreign Law), as transferee or successor, by contract, or otherwise.

(c)	There are no liens for Taxes upon the assets of the Company.

(d)	Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

Section 2.17 Books and Records. The minute books and share record and transfer books of the Company, all of which are in the possession of the Company and have been made available to Buyer, are complete and correct.

Section 2.18 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Sellers.

Section 2.19 Full Disclosure. No representation or warranty by any Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

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Section 2.20 Acquisition of Buyer’s Sharestc \l2 "3.26 Acquisition of LPME Shares. Each Seller acknowledges that the Exchange Shares are restricted securities under the Securities Act of 1933 (the “Securities Act”) and represents that such Seller (i) is acquiring the Exchange Shares for his/her/its own account without a view to distribution within the meaning of the Securities Act; (ii) has received from Buyer its filings with the Securities and Exchange Commission (the “SEC”) and all other information that he/she/it has deemed necessary to make an informed investment decision with respect to an investment in Buyer in general and the Exchange Shares in particular; (iii) is financially able to bear the economic risks of an investment in Buyer; and (iv) has such knowledge and experience in financial and business matters in general and with respect to investments of a nature similar to the Exchange Shares so as to be capable, by reason of such knowledge and experience, of evaluating the merits and risks of, and making an informed business decision with regard to, the acquisition of the Exchange Shares. Each Seller understands and agrees that the certificates evidencing the Exchange Shares shall bear the usual restrictive legend pertaining to Rule 144 under the Securities Act and that the Shares will not be transferable except in accordance with applicable rules and regulations of the SEC.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that the statements contained in this Article III are true and correct as of the date hereof. For purposes of this Article III, “Buyer’s knowledge,” “knowledge of Buyer,” and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Buyer, after due inquiry.

Section 3.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the state of Nevada. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and each Transaction Document constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 3.02 No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the articles of incorporation, by-laws, or other governing documents of Buyer; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any Permit, license, or Governmental Order.

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Section 3.03 Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof or any other security related thereto within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Buyer acknowledges that Sellers have not registered the offer and sale of the Shares under the Securities Act or any state securities laws, and that the Shares may not be pledged, transferred, sold, offered for sale, hypothecated, or otherwise disposed of except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 3.04 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

ARTICLE IV

COVENANTS AND CONDITIONS PRECEDENT

Section 4.01 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents and instruments and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 4.02 Necessary Approvals. Prior to Closing, Buyer shall have obtained from its Board of Directors approval of this Share Exchange Agreement and the transactions contemplated hereby, including the issuance of the Exchange Shares to the Sellers in exchange for all of the issued and outstanding Shares.

ARTICLE V

CONDITIONS SUBSEQUENT

Section 5.01 Agreement from Remaining Stockholders. The Company and Sellers agree that they will use their best efforts to obtain joinder agreements from all of the Company’s stockholders who are not signatories to this Agreement no later than June 30, 2019.

ARTICLE VI

MISCELLANEOUS

Section 6.01 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Buyer.

Section 6.02 Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, if sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.02):

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If to Sellers:	Resolution 1, Inc. 1290 Cornwall Road, Unit B Oakville, ON. L6J 8W5 Email: richard@resolution1.com Attention: Chief Executive Officer

If to Buyer:	flooidCX Corp. 1282A Cornwall Road Oakville, ON, Canada L6J 7W5 Email: richard@flooidcx.com Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:	Doida Law Group LLC 8480 E Orchard Rd, Suite 2000 Greenwood Village, CO 80111 Email: fay@doidalaw.com Attention: Fay Matsukage

Section 6.03 Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 6.04 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

Section 6.05 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, any exhibits, and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

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Section 6.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 6.07 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof. No single or partial exercise of any right or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 6.08 Governing Law; Submission to Jurisdiction. All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of New Nevada, without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction).

Section 6.09 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

“Buyer”		“Company”
flooidCX Corp.		Resolution 1, Inc.

By:	/s/ Richard Hue	By:	/s/ Richard Hue
	Richard Hue, CEO		Richard Hue, CEO

On behalf of the Sellers /s/ Richard Hue
Richard Hue

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